PROXY STATEMENT PURSUANT TO SECTION 14(a)
                             OF THE SECURITIES EXCHANGE ACT OF 1934




Filed by the Registrant-X

Check the Appropriate box:

           -     Preliminary Proxy Statement
      X    -     Definitive Proxy Statement
           -     Definitive Additional Materials
           -     Soliciting Material Pursuant to 240.14a


                                  JOSLYN CORPORATION
                                  __________________

                    (Name of Registrant as Specified in its Charter)

Payment of Filing Fee (check the approprite box):

     X     -     $125 per Exchange Act Rules 0-11(c)(l)(ii), 14a-6(i)(l),
                 or 14a-6(j)(2).
           -     $500 per each party to the controversy pursuant to
                 Exchange Act Rule 14a-6(i)(3).
           -     Fee computed on table below per Exchange Act Rules 14a-6(i)
                 (4) and 0-11.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid
previously.   ___
             /__/

JOSLYN                                              Joslyn Corporation
CORPORATION                                         30 South Wacker Drive
                                                    Chicago, Illinois 60606
                                                    Telephone: (312) 454-2900
                                                    Telecopier: (312) 454-2930


                        Notice of Annual Meeting of Shareholders

                               To Be Held April 27, 1994

______________________________________________________________________________


     The Secretary of Joslyn Corporation hereby gives notice that the Annual Meeting of Shareholders of Joslyn Corporation will be held in the Assembly Room, 6th Floor, The Northern Trust Company Building, 50 South LaSalle Street, Chicago, Illinois 60675 on Wednesday, April 27, 1994, at 10:00 o'clock a.m., for the following purposes:


     (1)     the election of six Directors;

     (2) the ratification of the appointment of Arthur Andersen & Co. as independent public accountants for the year 1994;

     (3) the amendment of the Joslyn Corporation Articles of Incorporation to limit the personal liability of the Corporation's directors; and

     (4) the transaction of such other business as may properly come before the meeting or any adjournment thereof.

      Only Shareholders of record at the close of business on March 1, 1994 will be entitled to vote at the meeting.

      The Annual Report of the Corporation for the year 1993, including financial statements, accompanies this Proxy Statement.

      Each Shareholder, whether or not he or she expects to be present at the meeting, is requested to sign, date and return the enclosed Proxy in the envelope which is supplied with this Notice.

      By order of the Board of Directors,

                                              Joslyn Corporation




                                              Wayne M. Koprowski
                                              Secretary
______________________________________________________________________________

JOSLYN
CORPORATION
30 South Wacker Drive
Chicago, Illinois  60606


                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Joslyn Corporation (the "Corporation") for the Annual Meeting of Shareholders to be held in the Assembly Room, 6th Floor, The Northern Trust Company Building, 50 South LaSalle Street, Chicago, Illinois 60675 on Wednesday, April 27, 1994, at 10:00 o'clock a.m., or any adjournment thereof. On or before March 25, 1994, this Proxy Statement and the enclosed Proxy were first sent or given to the Corporation's Shareholders. The 1993 Annual Report to Shareholders, including financial statements for the fiscal year ended December 31, 1993, accompanies this Proxy Statement.

     The executive offices of the Corporation are located at 30 South Wacker Drive, Chicago, Illinois 60606.

     The only voting securities of the Corporation are its Common Shares, of which there were 7,108,141 shares outstanding on March 1, 1994, the record date. A majority of such shares will constitute a quorum for the transaction of business at the Annual Meeting. Shareholders are entitled to one vote for each Common Share of the Corporation held. The Board of Directors is soliciting discretionary authority to accumulate votes. In the election of the Board of Directors, shareholders have the right to vote the number of shares owned by them for each of the six nominees, or they may cumulate their votes and give six votes to one nominee for each share owned, or they may distribute their votes on the same principle among as many nominees as they choose. No act need be done or notice given prior to the exercise of such cumulative voting rights. An affirmative vote of the shareholders of at least two-thirds of the outstanding shares entitled to vote is required to approve the amendment to the Articles of Incorporation. For the purpose of counting votes, abstentions, broker non-votes and other shares not voted have the same effect as a vote against the proposal.

     Each proxy received by the Board of Directors of the Corporation will be voted as specified by the Shareholder thereon. Any Shareholder may revoke their proxy at any time prior to the voting thereof by (1) giving written notice of such revocation to the Secretary of the Corporation, (2) properly submitting to the Corporation a duly executed proxy bearing a later date or
(3) appearing in person at the 1994 Annual Meeting and voting in person.

     The cost of preparation of proxy solicitation materials and solicitation of proxies will be paid by the Corporation. In addition to use of the mails, proxies may be solicited by any Director, Officer, or employee of the Corporation either personally or by such other means as he may choose, and any such solicitation shall be made without additional compensation.

     The Corporation may reimburse brokers and others for their expenses in forwarding proxy solicitation materials to beneficial owners. The Corporation has retained Morrow & Co., Inc. to assist in the solicitation of proxies at an estimated fee of less than $10,000, plus reasonable expenses.

NOMINEES FOR ELECTION AS DIRECTOR

     The Board of Directors has designated the six persons hereinafter listed to be nominees for election as Directors of the Corporation at the Annual Meeting. Proxies solicited by the Board of Directors will be voted as directed therein with respect to the election of Directors; but if no choice is specified in any proxy, then such proxies will be voted for such nominees. The entire Board of Directors is elected annually and each Director is elected to serve until his successor is duly elected and qualified unless the Directorship is eliminated, in which case the Directorship will expire at the next Annual Meeting.

     Each of the nominees has consented to serve as a Director if he is elected. If for any reason any such nominee for election should become unavailable for election, a circumstance the Board of Directors does not anticipate, discretionary authority may be exercised for a substitute nominee. The persons named in proxies hereby solicited reserve the right, exercisable in their sole discretion, to vote proxies cumulatively so as to elect all or as many as possible of such nominees depending upon circumstances at the meeting.

NOMINEES FOR REELECTION AS DIRECTOR:

William E. Bendix

     Mr. Bendix is President, Chief Executive Officer and a Director of Mark Controls Corporation, a NASDAQ listed company, and has held this position since 1987. Mark Controls Corporation is a manufacturer of industrial valves, liquid temperature control devices and electronic controllers. Prior to that, Mr. Bendix was Group Vice President and a Director and was responsible for five of the company's business units. Mr. Bendix joined Mark Controls as Vice President of Manufacturing in 1969, was subsequently named Vice President of Operations and was elected a Director in 1973. Prior to joining Mark Controls, Mr. Bendix was a principal at Theodore Barry and Associates, a management consulting firm with a practice emphasizing operations management. Mr. Bendix is a Director of DEP Corporation, the former Chairman of the Valve Manufacturers Association of America, and a former Director of Sargent-Welch Scientific Company. Mr. Bendix is 59 years of age.

John H. Deininger

     Mr. Deininger is Chief Executive Officer and President of Union City Body Company, L.P., a manufacturer of truck bodies. He is a retired Executive
Vice President of Illinois Tool Works, Inc., a manufacturer of engineered components and industrial systems. He was formerly President, Chief Operating Officer and a Director of Signode Industries, Inc., now a wholly-owned subsidiary of Illinois Tool Works, Inc. Mr. Deininger is currently a Director of Eljer Industries, a New York Stock Exchange listed company which manufactures and markets plumbing and heating ventilation products.
Mr. Deininger is also a Director of Life Fitness, Inc., a maker of exercise and fitness equipment and a Director of Wayn-Tex, Inc., a manufacturer of plastic woven for the carpet and food packaging industries. He formerly was a Director for Allied Tube & Conduit, a manufacturer of metal tubing for plumbing and electrical use. He is also a part-time consultant on industrial business operations. Mr. Deininger is 62 years of age.

Donald B. Hamister

     Mr. Hamister is Chairman of Joslyn Corporation's Board of Directors. Mr. Hamister joined Joslyn in 1939. He became an Operating Manager of the Corporation in 1958 and was elected a Vice President and Director of the Corporation in 1973. He was elected President and Chief Executive Officer in 1978 and Chairman of the Board in 1979. He retired as President and Chief Executive Officer of the Corporation in 1985, was reelected to the position of Chief Executive Officer in 1986, and held that position until 1987. He was reelected as Chief Executive Officer in 1991 and held that position through December, 1992. Mr. Hamister served in the United States Navy from 1942 to 1946 attaining the rank of lieutenant. He is a member of the Institute of Electrical and Electronics Engineers and the Airline Avionics Institute. He served as Chairman of the Airline Avionics Institute from 1972 to 1974. Mr. Hamister is 73 years of age.

Raymond E. Micheletti

     Mr. Micheletti is President and Chief Executive Officer of Joslyn Corporation. He joined Joslyn in 1966, became General Manager of the Joslyn Hi-Voltage Equipment Division in 1972, was named Vice President of the Corporation in 1976, and assumed the additional responsibility of Joslyn's Wood Products Group. In 1984, he led the acquisition of a new business unit, Joslyn Clark Controls, Inc. He was named a Senior Vice President of the Corporation in 1988 with responsibility for the Industrial Controls business segment. In 1991, Mr. Micheletti was elected President and a Director of the Corporation. He led the acquisition of a new business unit, Joslyn Jennings Corporation, in 1992 and later that year was elected to his current position with the Company. He is a graduate electrical engineer and a member of the Institute of Electrical and Electronics Engineers. Mr. Micheletti is 68 years of age.

Richard C. Osborne

     Mr. Osborne is President, Chief Executive Officer and Chairman of the Board of Scotsman Industries, Inc., a New York Stock Exchange listed company. Scotsman is a leading manufacturer of refrigeration products primarily serving the foodservice, hospitality, beverage, bakery and healthcare industries, with a secondary focus on luxury appliances for the consumer market. Mr. Osborne previously held the position of Executive Vice President of Household Manufacturing, Inc. from 1982 to 1989, and from 1979 to 1982 was President of Structo and Halsey Taylor, a division of Household Manufacturing, Inc. Mr. Osborne was the Director of Manufacturing of Pillsbury Company from 1967 to 1979, and began his career as an Engineer with the Chevrolet Division of General Motors. Mr. Osborne is 50 years of age.

Lawrence G. Wolski

     Mr. Wolski is Executive Vice President, Chief Financial Officer, and Director of the Utility Systems Group. He joined Joslyn in 1974 as Controller, having been employed previously by Arthur Andersen & Co. for eight years, his last position being that of Audit Manager. In 1976, he was elected Vice President, Finance, of the Corporation. He was elected Chief Financial Officer of the Corporation in 1980, Senior Vice President in 1987, and Executive Vice President in 1993. Mr. Wolski was elected a Director of the Corporation in 1981. Mr. Wolski is 49 years of age.

SECURITY OWNERSHIP OF MANAGEMENT ON MARCH 3, 1994

     The following table sets forth information about the beneficial ownership of Common Stock for each Director and nominees for Director, each Executive Officer named in the Summary Compensation Table in this Proxy Statement, and all Directors and Executive Officers of the Corporation as a group as of March 3, 1994.

Directors and                                         Number
  Nominees                                         of Shares(a)
______________                                     _____________

William E. Bendix . . . . . . . . . . . . . . . . . .   2,000
John H. Deininger . . . . . . . . . . . . . . . . . .     900
Donald B. Hamister  . . . . . . . . . . . . . . . . .  12,000
Raymond E. Micheletti . . . . . . . . . . . . . . . .  25,937
Richard C. Osborne  . . . . . . . . . . . . . . . . .     750
Lawrence G. Wolski  . . . . . . . . . . . . . . . . .  36,664


Certain Executive
  Officers
_________________

Wayne M. Koprowski  . . . . . . . . . . . . . . . . .  20,044
Steven L. Thunander . . . . . . . . . . . . . . . . .  21,645
A. Russell Gray   . . . . . . . . . . . . . . . . . .  11,541

Directors and Officers as a Group . . . . . . . . . . 155,897
____________

     (a) Includes shares Executive Officers have the right to acquire pursuant to the Corporation's Employee Stock Benefit and Stock Option Plans. The number of shares which each of the above individuals have the right to acquire are: Mr. Micheletti 12,253 shares; Mr. Wolski 22,664 shares; Mr. Koprowski 15,044 shares; Mr. Thunander 18,356 shares; and Mr. Gray 6,136 shares.

     In addition to the shares shown as owned by the nominees in the preceding table, the following approximate number of shares are held by the Profit Sharing Plan in which the individuals named have shared voting power as to those shares: Mr. Micheletti 1,698 shares; Mr. Wolski 1,451 shares; Mr. Koprowski 800 shares; Mr. Thunander 1,125 shares; and Mr. Gray 539 shares. None of the Director nominees or Executive Officers hold 1.0% or more of the outstanding shares of the Corporation.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of the Corporation's Common Shares on December 31, 1993, by each person known by management to be the beneficial owner of more than 5% of the outstanding shares of the Corporation:


Name and Address of                           Amount and Nature of     Percent
 Beneficial Owner                             Beneficial Ownership     of Class
____________________                          ____________________    _________

Robert D. MacDonald, James H. Ingersoll &  . . . . . 659,438(a)          9.3%
David L. Everhart, Trustees
   150 N. Michigan Avenue, Suite 2500
   Chicago, Illinois  60601

Joslyn Retirement Plans' Company Stock Trust . . . . 454,472(b)          6.4%
   30 South Wacker Drive
   Chicago, Illinois  60606

Pioneering Management Corporation  . . . . . . . . . 430,337(c)          6.1%
   60 State Street
   Boston, Massachusetts  02109

___________________
     (a) Includes 515,645 shares held by Messrs. MacDonald, Ingersoll and Everhart as co-trustees of the Alice Newell Joslyn Trust and the Marcellus Lindsey Joslyn Trust. These trusts have sole voting and dispositive power with respect to the shares in each trust. In addition to the 515,645 shares held with co-trustees Messrs. Ingersoll and Everhart, Mr. MacDonald holds 143,793 shares as a trustee of four other trusts.

     (b) Joslyn Retirement Plans' Company Stock Trust ("Trust") has sole voting and investment power for 43,173 of such shares and shared voting and investment power for 411,299 of such shares. The Trust beneficially owns certain of the above shares for the Corporation's Employees' Savings and Profit Sharing Plan ("Profit Sharing Plan") and the Trustee has power to dispose of such shares; provided, however, that in the event of a tender or exchange offer, the participants generally have the right to direct the Trustee on how to respond to the tender or exchange offer.

     (c) Pioneering Management Corporation has reported in its Form 13G that it has sole voting power as to 430,337 shares and shared dispositive power as to 430,337 shares.

BOARD OF DIRECTORS AND COMMITTEES

     The Board of Directors has standing Audit, Compensation and Nominating Committees. Messrs. William E. Bendix, Donald B. Hamister, Richard C. Osborne and Walter W. Schoenholz were the members of the Audit Committee during 1993. Messrs. John H. Deininger, Hamister, Osborne and Schoenholz were members of the Compensation Committee during 1993. Messrs. Raymond E. Micheletti, Bendix, Deininger, and Hamister were members of the Nominating Committee during 1993. In addition, the Board of Directors formed an ad hoc Succession Committee for the purpose of identifying candidates for the position of President and Chief Executive Officer to succeed Mr. Micheletti upon his retirement. Messrs. Bendix, Deininger, Hamister, Osborne and Schoenholz were members of the Succession Committee in 1993.

     Among other responsibilities, the Audit Committee recommends the selection of the independent public accountants, reviews the scope and procedures of the planned audit activities and reviews the results of the audits. The Audit Committee considers and approves in advance non-audit services performed by the independent public accountants to determine that such services do not compromise their independence. The Compensation Committee recommends the compensation to be paid for the services of the Directors and Executive Officers of the Corporation. The Nominating Committee develops criteria for Directors, evaluates the qualifications of and interviews prospective candidates for the Board of Directors of the Corporation and makes recommendations to the Directors of nominees for election to the Board of Directors of the Corporation.

     During 1993, there were two meetings for each of the Audit and Compensation Committees and one meeting of the Succession Committee. There were five meetings of the Board of Directors in 1993. All members of the Board attended all of the meetings of the Board, and all members of the Committees attended all meetings of the Committees of the Board.

COMPENSATION OF DIRECTORS

     Directors of the Corporation who are employees serve without additional compensation. Directors of the Corporation who are not employees of the Corporation each receive an annual compensation payment of $19,000. These Directors also receive $700 for each meeting of the Board of Directors or a Committee thereof attended and $700 for each day or fraction thereof spent in the conduct of the Corporation's business other than Board or Board Committee meetings. The Chairman of the Board of Directors receives an additional $10,000 per year to serve in that capacity.

     Directors who are not employees may elect to become participants in the Deferred Compensation Plan in order to defer all or a portion of their fees. Deferred fees otherwise payable are credited to a participant's Deferred Fee Account bearing an annual interest rate. Upon termination of their services, payment from the Deferred Fee Account will be paid to the former Directors in installments.

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation paid or to be paid for the fiscal year 1993 to the Chief Executive Officer and to the four most highly compensated Executive Officers of the Corporation. A more detailed explanation follows the table.

  Name and Principal     Fiscal                                   All Other
      Position            Year      Salary(1)        Bonus     Compensation(2)
____________________     _______    _________       _______    _______________
Raymond E. Micheletti     1993       $299,224       $91,125        $15,485
 President and Chief      1992        250,557       107,800         16,078
 Executive Officer        1991        219,657        76,223         14,812

Lawrence G. Wolski        1993       $237,548       $73,552        $15,485
 Exec. Vice President,    1992        233,001        82,854         16,078
 Chief Financial Officer  1991        220,534        71,320         14,812

Wayne M. Koprowski        1993       $148,610       $32,400        $10,716
 Vice President           1992        145,157        40,625         13,845
                          1991        136,718        36,963          9,849

Steven L. Thunander       1993       $164,882       $25,000         $5,839
 Vice President           1992        163,800        28,529          7,997
                          1991        163,132        10,000          4,796

A. Russell Gray           1993       $134,000       $25,746        $10,727
 Dir., Communications     1992        130,000         7,450          8,536
 & Defense Group          1991        125,000        18,237         10,751


______________________

     1) Salary includes base compensation and contributions made under the Joslyn Corporation Retirement Parity Compensation Plan ("Parity Plan"). Certain Executive Officers of Joslyn Corporation are participants in the Parity Plan. The Parity Plan provides annual payments to eligible employees who may elect to deposit their payments in an individual trust. Each trust provides for distribution upon: (1) retirement after attaining age 60, (2) disability or death, (3) attaining age 65, or (4) termination of employment prior to age 60. The 1993 Parity Plan amount for eligible individuals listed in the Summary Compensation Table were: Mr. Micheletti $29,224; Mr. Wolski $23,548; Mr. Koprowski $13,610; and Mr. Thunander $14,882.

     2) "All Other Compensation" is comprised of contributions on behalf of the Executive Officers to the Corporation's Profit Sharing Plan, a defined plan, except that it also includes a $1,000 director fee for Messrs. Gray and Thunander for being subsidiary company board members.

STOCK OPTION/SAR GRANTS IN 1993

     The following tables show, as to the Chief Executive Officer and the four most highly compensated Executive Officers of the Corporation, information with respect to grants of non-qualified stock options and stock exercises for the period January 1, 1993 to December 31, 1993.

Non-Qualified Option grants awarded December 31, 1993

                             Securities      % of Total                                       Potential Realizable Value at
                             Underlying      Granted to                                    Assumed Annual Rates of Stock Price
                               Options        Employees       Base Price      Expiration       Appreciation for Option Term
    Name                      Granted(1)       in 1993        ($/share)(2)       Date           at 0%    at 5%    at 10%
_____________________         __________       _______        ____________    ___________      _______   _______   _______
Raymond E. Micheletti           9,273           11.9%           $24.75          6/29/99          $0      $70,731  $158,568
Lawrence G. Wolski              6,053            7.8%           $24.75          6/29/99           0       46,184   103,506
Wayne M. Koprowski              3,394            4.4%           $24.75          6/29/99           0       25,896    58,037
Steven L. Thunander             3,636            4.7%           $24.75          6/29/99           0       27,743    62,176
A. Russell Gray                 2,545            3.3%           $24.75          6/29/99           0       19,418    43,520

_______________________

     (1) All options were granted on December 31, 1993, and first become exercisable on June 29, 1994.

     (2) The Base Price equals the average of the last reported high and low transactions of Common Shares on the NASDAQ National Market System on the date of the grant of options.

     Aggregated Option/SAR Exercises in 1993 and Fiscal Year-end Option/SAR
     Values

     This table provides the number of shares acquired by stock option exercise during 1993. The value realized is the difference between the market price on the date of exercise and the base price multiplied by the number of shares exercised. The table also provides the year-end value of all stock options and Stock Appreciation Rights ("SARs") granted to but not yet exercised by each executive. The value represents the difference of the market price on December 31, 1993 and the base price multiplied by the number of outstanding options. This value may go up or down as the stock price fluctuates and is not realized until exercised.

                                                                            Securities                  Value
                                                                            Underlying             of Unexercised
                                                                            Unexercised              In-the-Money
                                                                          Options/SARs at          Options/SARs at
                                                                       1993 Fiscal Year-end:    1993 Fiscal Year-end:
                              Shared Acquired                              Exercisable/              Exercisable/
         Name                   on Exercise       Value Realized           Unexercisable            Unexercisable
_________________________       ___________       ______________           _____________            _____________
Raymond E. Micheletti            16,066              $76,289               12,253/9,413              $22,543/0
Lawrence G. Wolski                    0                    0               22,664/6,144               96,860/0
Wayne M. Koprowski                2,200               21,574               15,044/3,445               58,054/0
Steven L. Thunander                   0                    0               18,356/3,691               84,380/0
A. Russell Gray                     557                5,503                6,136/2,584               22,615/0

DEFINED BENEFIT PENSION PLAN

     Salaried employees participated in the Employees' Supplemental
Retirement Plan of Joslyn Corporation ("Pension Plan") until December 31, 1988 when the Pension Plan was frozen. Therefore, no additional benefit accruals for either additional employment service or compensation increases will be incurred. The estimated annual benefits payable upon retirement at age 65 for each of the individuals named in the Summary Compensation Table are as follows: Mr. Micheletti $40,158; Mr.Wolski $76,068; Mr. Koprowski $13,687; Mr. Thunander $34,976 and Mr. Gray $0.

EMPLOYMENT AGREEMENTS

     The Corporation has entered into separate employment agreements with the following individuals: Messrs. Raymond E. Micheletti (President, Chief Executive Officer and a Director) and Lawrence G. Wolski (Executive Vice President, Chief Financial Officer and a Director). Each agreement provides for an annual salary to be paid to the employee at least equal to that being received at the date of the agreement.

     The agreements expire on March 31, 1994 as to Mr. Micheletti, and on December 31, 1996 as to Mr. Wolski. These agreements may be earlier terminated by Joslyn upon 180 days written notice. Messrs. Micheletti and Wolski each are entitled to receive salary at the rate in effect at the date of notice for a period of 18 months following termination of employment conditioned upon their rendition of consulting services to Joslyn for the remaining term of their Agreement. However, Joslyn may terminate an agreement within such period if the employee accepts other employment prior to the expiration of the period, and Joslyn reasonably determines the new employment to be in conflict or competition with Joslyn. Upon the death of any such employee, his legal representative is entitled to receive his salary payable to the end of the month following the month in which death occurs, plus incentive compensation for the fiscal year extended to the last day of the month following date of death, plus an amount equal to the monthly base salary in effect at the time of death multiplied by three. Mr. Micheletti has announced his intention to retire at the end of 1994 from his position of President and Chief Executive Officer and therefore his agreement will not be extended.


JOSLYN CORPORATION STOCK PERFORMANCE GRAPH

     The graph provided below compares Joslyn Corporation's cumulative shareholder total return with that of the NASDAQ Composite Index and the Dow Jones Electrical Equipment Group. The comparison is made by calculating the difference in share price from December 31, 1988, and December 31, 1993 and including the cumulative amount of dividends, assuming reinvestment, during this five year period. An initial investment of $100.00 has been used as a common point of reference.


Comparative Five Year Cumulative Total Return







				    - GRAPH -

     For ease of comparison, the table below provides the data utilized in the graph. The table assumes an investment of $100.00 on December 31, 1988 and indicates the appreciation or depreciation of each investment over a five year period.

                              1988        1989      1990       1991       1992       1993
                            _______     _______    ______    _______    _______    _______
Joslyn Corporation          $100.00     $108.63    $88.92    $133.08    $182.13    $178.12
NASDAQ Market Index          100.00      112.89     91.57     117.56     118.71     142.40
Dow Jones Electrical         100.00      107.47     90.28      99.41      95.96     117.52
 Equipment Group

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is responsible for reviewing and approving to the Board compensation for the Executive Officers of the Corporation, including the Chief Executive Officer and the four most highly compensated Executive Officers. The Committee reviews base salaries and corporate and individual bonus goals of the Chief Executive Officer and of the Executive Officers as recommended by the Chief Executive Officer. The Committee also approves all grants of stock options under the Corporation's Stock Option Plan. All Committee members are non-employee, outside directors of the Corporation.


Compensation Philosophy

     The Corporation seeks to link Executive Officer compensation to profitability resulting in enhanced shareholder value. The compensation philosophy has the following objectives:

     - to attract and retain quality management

     - to encourage and reward performance on an individual, business unit and corporate basis

     - to reward both short term and long term performance

     - to tie executive compensation to long term growth of shareholder value

     The Corporation's executive compensation program is comprised of a base salary, an annual incentive bonus program and a long term incentive compensation plan in the form of stock options. In addition, Executive Officers are eligible to participate in various benefit plans, including medical insurance coverage and profit sharing, which are available to all employees.

Base Salary

     Base salaries for Executive Officers are determined in consideration of each Executive Officer's position, responsibilities, experience and performance. In setting compensation, the Committee takes into account the national marketplace for a group of companies consisting of electrical and electronics manufacturing companies of similar size (annual sales between $100 and $600 million) in the Corporation's labor market ("Labor Market Group"). The Committee decided against using the companies in the industry peer group as reflected in the Performance Graph because the Committee believes that the comparatively large size of many of the peer group companies distorts compensation levels for similar positions. Each Executive Officer's base salary is initially set at the median for similar positions within the Labor Market Group.

     The Committee annually reviews and may adjust individual salaries of all Executive Officers including the Chief Executive Officer and the four highest compensated Executive Officers taking into account compensation guidelines (utilizing executive compensation surveys, outside compensation specialists, or both), business performance and individual performance. Business performance is evaluated in reference to both actual corporate earnings results and comparative results of the companies in the Corporation's industry peer group as reflected in the Performance Graph. The factors impacting base salary are not independently assigned specific weights. Rather, the Committee reviews all the factors and makes salary recommendations which reflect the Committee's analysis of the aggregate impact of these factors.

     Mr. Micheletti's 1992 base salary of $220,000 was increased to $270,000 in 1993 in recognition of his promotion to Chief Executive Officer, the additional responsibilities that would be imposed on him in that capacity, and the Corporation's record earnings performance in 1992. The Committee used market comparisons obtained from compensation surveys for comparably sized manufacturing companies in setting his 1993 base salary. Mr. Micheletti's base salary places him about 20% below the median for chief executive officers in the Labor Market Group.

Annual Incentive Bonus Program

     In addition to base salary, each Executive Officer is eligible for an annual incentive cash bonus award under the Executive Management Incentive Plan. The Compensation Committee believes that the plan provides an additional short term incentive to those executives who have a greater potential impact on business performance by having a larger portion of their total compensation in variable bonus opportunities. Annual cash bonuses are paid based on formulas which take into consideration attainment of corporate and business unit earnings goals and individual goals designed to improve the Corporation's overall performance. Individual performance goals are taylored to each Executive Officer's position and vary from person to person. For Executive Officers, excluding the Chief Executive Officer, potential bonus payments range from 0% to a maximum of 50% of base salary depending on the Executive Officer's position with half of the bonus potential based upon corporate or business unit earnings performance and the other half based upon individual performance. However, since actual payouts are dependent on achieving pre-determined performance goals, failure to attain those goals could result in no bonus. During 1993, the Corporation achieved its business plan earnings goals for the year and the Executive Officers, including the Chief Executive Officer and the four highest compensated Executive Officers, received cash bonuses for achieving the business plan earnings goal.

     For 1993, Mr. Micheletti's potential bonus ranges from 0% to 70% of base salary with a target payment of 35% of base salary. Over 70% of his annual potential bonus was based upon the attainment targeted net income goals for the plan year, with the remaining bonus based upon the achievement of individual goals. For 1993, Mr. Micheletti was awarded a bonus of $91,125, which is 33.8% of base salary based in part upon the Committee's achievement of its 1993 business plan earnings goal.

Long Term Incentive Compensation Plan (Stock Option Plan)

     The Compensation Committee believes that by providing key employees, including the Chief Executive Officer and the four highest compensated Executive Officers, who have substantial responsibility over the management and growth of the Corporation, with an opportunity to increase their ownership of the Corporation's stock, the interests of the shareholders and key employees, including Executive Officers, will be more closely aligned. The Stock Option Plan meets this objective by permitting the Corporation through the Compensation Committee to make annual grants of non-qualified stock options to key employees, including the Chief Executive Officer and the four highest paid Executive Officers. Stock options are granted with an exercise price equal to the fair market value of the Corporation's common stock on the date of grant and typically may be exercised over a period of five years.
This approach is intended to motivate the key employees to contribute to the creation and growth of shareholder value over the long term. Value to the optionee is dependent upon an increase in the stock price above the exercise
price.   The size of each person's stock option grant is based upon a formula, originally recommended by an outside compensation consultant, which provides a range of possible grants utilizing a multiple of the optionee's base salary. The formula for determining the number of stock option grants is the base salary times a multiplier (ranging from 0.3 to 1.0), divided by the then market price of the Corporation's stock. Currently, the stock option grants awarded by the Committee place optionees approximately 66% below the median compared to optionees in the Labor Market Group. The Compensation Committee also considers previous options granted but unexercised as well as actual ownership in the Corporation's stock in making additional grants of options.

      In 1993, Mr. Micheletti was granted 9,273 options at an exercise price of $24.75. The option grant was below the median compared to grants typically made to chief executive officers in the Labor Market Group.


                          Richard C. Osborne, Chairman
                          John H. Deininger
                          Donald B. Hamister
                          Walter W. Schoenholz



PROPOSAL TO AMEND THE ARTICLES OF INCORPORATION TO LIMIT DIRECTOR LIABILITY

     The proposed amendment would limit the personal liability of the Directors to the Corporation or its shareholders for monetary damages arising from breach of fiduciary duty. The proposed amendment is authorized by a change to the Illinois Business Corporation Act of 1983 that became effective January 1, 1994 and will assist the Corporation in attracting and retaining qualified individuals to serve as Directors of the Corporation.

Background

     Until the amendment of the Illinois Business Corporation Act in July 1993, Illinois was one of the few states that had not taken action to protect corporate directors who acted in good faith but were nevertheless threatened with substantial liability from negligence claims. As a result of the change in the law, an Illinois corporation is now able to provide its directors with liability protection similar to that available to companies incorporated in a vast majority of other states, including Delaware. Liability is not limited under Illinois law if the acts or omissions of directors are in bad faith, involve intentional wrongdoing, violate certain statutory provisions, or result in profit or other advantage to which the director is not legally entitled.
									  11

Text of Proposed Amendment

     The text of the proposed amendment to be added to the Corporation's Articles of Incorporation as Article Nine is as follows:

     The Directors of the Corporation shall not be liable to the Corporation or to its shareholders for monetary damages for breach of fiduciary duties as a Director, provided that this provision shall not eliminate or limit the liability of a Director (i) for any breach of the Director's duty of loyalty to the Corporation or its shareholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law, (iii) under Section 8.65 of the Illinois Business Corporation Act or (iv) for any transaction from which the Director derived an improper personal benefit.

Reasons for the Proposed Amendment

     Directors of Illinois corporations are required, under Illinois law, to perform their duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. A director may rely upon information, opinions and reports prepared by certain officers or employees, professional advisors, or committees of the Board. Decisions made on that basis are protected by the "business judgment rule" and should not be questioned by a court in the event of a lawsuit challenging such decisions. However, the expense of defending such lawsuits and the inevitable uncertainties of applying the business judgment rule to particular facts and circumstances mean, as a practical matter, that directors are not relieved of the threat of monetary damage awards. The Board of Directors of the Corporation, therefore, believes that the proposed amendment should be adopted in order to ensure that the Corporation will continue to be able to attract and retain competent, qualified and talented persons to serve as directors.

Effect of the Proposed Amendment

     The proposed amendment would protect the Corporation's Directors against personal liability to the Corporation or its shareholders for any breach of duty unless a judgment or other final adjudication adverse to them establishes
(i) a breach of the duty of loyalty to the Corporation, (ii) acts or omissions in bad faith or involving intentional misconduct or a knowing violation of the law, (iii) acts violating the prohibitions contained in Section 8.65 of the Illinois Business Corporation Act against certain improper distributions of assets, or (iv) an improper personal benefit to a Director to which he or she was not legally entitled. No claim of the type which would be affected by the proposed amendment is presently pending or, to the knowledge of management of the Corporation, threatened.

     The amendment as proposed would not reduce the fiduciary duty of a Director, it merely limits monetary damage awards to the Corporation and its shareholders arising from certain breaches of that duty. It does not affect the availability of equitable remedies, such as the right to enjoin or rescind a transaction, based upon a Director's breach of fiduciary duty. The amendment also does not affect a Director's liability for acts taken or omitted prior to the time it becomes effective (after shareholder approval and upon filing with the Illinois Secretary of State). The limitation of liability afforded by the proposed amendment affects only actions brought by the Corporation or its shareholders, and does not preclude or limit recovery of damages by third parties.

     With respect to this proposal, shareholders may direct that their votes be cast for or against such proposal, or may abstain, by marking the proper box on the Proxy.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED AMENDMENT. Proxies solicited by management will be so voted unless shareholders specify a contrary choice in their proxies. For approval, the proposed requires the affirmative vote of at least two-thirds of the outstanding shares of Common Stock of the Corporation. Abstentions and broker non-votes will have the effect of a vote against the proposal.

RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     Shareholders will be asked to ratify the appointment by the Board of Directors of Arthur Andersen & Co. as independent public accountants for the Corporation and its subsidiary companies for the year 1994. Arthur Andersen & Co. served in this capacity in 1993, and has been retained by the Corporation in this capacity since 1933. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT BY THE BOARD OF DIRECTORS OF ARTHUR ANDERSEN & CO. AS INDEPENDENT ACCOUNTANTS FOR THE YEAR 1994.

    Representatives of Arthur Andersen & Co. are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they wish and will be available to respond to any questions at the Annual Meeting. The Chairman of the Meeting will refer appropriate questions from Shareholders to the representatives of Arthur Andersen & Co. for response.

SHAREHOLDER PROPOSAL FOR 1995 ANNUAL MEETING

     The 1995 Annual Meeting of the Shareholders of the Corporation is expected to be held on April 26, 1995. If any Shareholder wishes a proposal to be considered for presentation at the 1995 Annual Meeting, such proposal must be received by the Corporation at its offices at 30 South Wacker Drive, Chicago, Illinois 60606 not later than November 29, 1994.

OTHER MATTERS

     The Board of Directors does not know of any matters to be presented at the meeting other than those mentioned in the Notice of Annual Meeting of Shareholders. However, if other matters come before the meeting, it is the intention of each person named in the accompanying Proxy to vote said Proxy in accordance with his judgment of such matters.

     The Notice of Annual Meeting of Shareholders and Proxy Statement are hereby sent by order of the Board of Directors.

Chicago, Illinois
March 25, 1994



									  13

(PROXY CARD)

                               JOSLYN CORPORATION
                        ANNUAL MEETING OF SHAREHOLDERS
                                APRIL 27, 1994

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints W. M. Koprowski and L.G. Wolski or either of them with full power of substitution, the proxies of the undersigned, to vote all of the Common Shares of Joslyn Corporation, which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held in the Assembly Room, 6th Floor, The Northern Trust Company Building, 50 South LaSalle Street, Chicago, Illinois 60675 on Wednesday, the 27th of April, 1994 at 10:00 a.m., and at any adjournment thereof, with all the powers the undersigned would possess if he were personally present, as follows:

Election of Directors:           COMMENTS: (change of address)


William E. Bendix                _____________________________________________

John H. Deininger                _____________________________________________

Donald B. Hamister               _____________________________________________

Raymond E. Micheletti            _____________________________________________

Richard C. Osborne               _____________________________________________

Lawrence G. Wolski               (If you have written in the above space,
                                  please mark the corresponding box on the reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

 ___
: X :      Please mark your vote
:___:      as in this example.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE OTHER SIDE OF PROXY OR, IF NO SPECIFICATION IS MADE AS TO THE ELECTION OF DIRECTORS, WILL BE VOTED "FOR" THE NOMINEES OF THE BOARD OF DIRECTORS NAMED IN THE PROXY STATEMENT (CUMULATIVELY IF THE PROXIES ABOVE SHALL SO DETERMINE AT THEIR SOLE DISCRETION), AND, IF NO SPECIFICATION IS MADE AS TO ITEMS (2) AND (3), WILL BE VOTED "FOR".

________________________________________________________________________________________________________________________________
:                                                                                                                               :
:                           The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.                                 :
:                                                                                                                               :
________________________________________________________________________________________________________________________________
:
:                       WITH-                                                                                                   :
:                 FOR   HELD                                       FOR   AGAINST  ABSTAIN                                       :
:                 ___   ___                                         ___      ___     ___                                   ___  :
:1.  Election of :   : :   :     2. Ratification of the appoint-   :   :    :   :   :   :      Change of Address/         :   : :
:    Directors.  :___: :___:        ment of Arthur Andersen &      :___:    :___:   :___:      Comments on Reverse Side.  :___: :
:(see reverse)                      Co. as independent public                                                                   :
:                                   accountants for the year 1994                                                               :
:For, except vote withheld                                          ___      ___     ___                                   ___  :
:from the following nominee(s):  3. Proposed amendment to Articles :   :    :   :   :   :      Please mark this box if    :   : :
:                                   of Incorporation to limit the  :___:    :___:   :___:      you will personally be     :___: :
:_____________________________      personal liability of the                                  attending the meeting.           :
:                                   Corporation's directors.                                                                    :
:                                                                                                                               :
:                                4.  In their discretion on such                                                                :
:                                    other matters as may properly                                                              :
:                                    come before the meeting.                                                                   :
:_______________________________________________________________________________________________________________________________:

Please sign exactly as your name appears on this proxy. If you are signing for estates, trusts, or corporations, title or capacity should be stated. If shares are held jointly, each holder should sign. Please date, sign and mail this proxy in the enclosed envelope. No postage is required for mailing in the United States.



____________________________________________________


                                                1994
____________________________________________________
SIGNATURE(S)                        DATE